Exhibit 99.3

FORM OF AWARD AGREEMENT

Date                  , 2013

To	[Employee Name]

From	Mark Ansorge Executive Vice President, Human Resources & Chief Compliance Officer

WARNER MUSIC GROUP CORP.

SENIOR MANAGEMENT FREE CASH FLOW PLAN

As a current participant in the Warner Music Group Corp. Senior Management Free Cash Flow Plan (as amended, the “Plan”; capitalized terms used but not defined herein have the meanings ascribed to them in the Plan), you have the opportunity to receive a one-time award of [—] additional Deferred Equity Units (the “Award”), at the same time that you are granted Deferred Equity Units in respect of your 2013 free cash flow bonus under the Plan, but only if you agree to the terms and conditions described below. This Award is being made under the Plan, and, except as expressly provided in this letter, the Award is subject to all the terms and conditions of the Plan.

If you accept this Award, the Deferred Equity Units granted to you in this Award will count towards your Maximum Unit Allocation (which is the total number of Deferred Equity Units that you are eligible to acquire under the Plan). For this reason, if you accept the Deferred Equity Units in this Award, an equal number of the unvested Matching Equity Units (that were previously granted to you when you became a participant in the Plan) will vest on the grant date of this Award. Like other Deferred Equity Units granted under the Plan, this Award will be settled in three equal installments in December 2018, 2019 and 2020.

The Deferred Equity Units available in this Award are subject to the following terms and conditions that differ from those applicable to Deferred Equity Units under the Plan generally:

•	The Deferred Equity Units in this Award will be unvested at grant and will vest on the later of (x) December 31, 2015 and (y) the date, if any, on which you acquire your Maximum Unit Allocation, including the Deferred Equity Units in this Award, subject to your continuous employment through such date, except that if your employment terminates by reason of your death or disability all of these Deferred Equity Units will immediately vest.

•

The Settlement Payment (and any payment in connection with a Change in Control or any mandatory settlement payment in December 2020) payable in respect of each Deferred Equity Unit granted in this Award (whether delivered in cash or Fractional Company Shares) will be reduced (but not below zero) by $107.13 (i.e., the Base Investment Price of Deferred Equity Units generally). However, in the event that (A) such Settlement Payment (prior to reduction under the preceding sentence) is less than $107.13 or (B) at any time beginning October 1, 2017, the Fair Market Value of a Fractional Company Share is less than $107.13 and you then own any of the Deferred Equity Units granted in this Award (in either case, such difference, a “Shortfall”), all or any portion of such Shortfall may be deducted, in the Committee’s sole discretion, from any of (x) the amount of any Annual FCF Bonus payable to you in respect of the Plan Year in which such Settlement Payment is paid to you or any future Plan Year, (y) your outstanding or future Dividend Equivalents, if any, and (z) the redemption price for Matching Equity Units that is payable to you upon redemption of your Matching Equity Units whether upon termination of your employment or otherwise.

•	Similarly, if your employment is terminated for any reason after this Award has vested, the cash amount, if any, that will be paid to you in respect of each such vested Deferred Equity Unit will be reduced (but not below zero) by $107.13, and, in the Committee’s sole discretion, any Shortfall arising from such payment will be deducted from the amount of any Pro Rata Annual Bonus, Dividend Equivalents or redemption price for Matching Equity Units that is payable to you upon termination of your employment.

As noted above, this Award is not intended to (nor does it) increase your Maximum Unit Allocation. Therefore, this Award opportunity requires you to agree to irrevocably waive any rights that you may have under the Plan to acquire in Plan Year 2015 or later a number of Deferred Equity Units equal to those available in this Award. Also, because the 2014 Plan Year has already begun, the number of Deferred Equity Units that you may acquire in Plan Year 2014 cannot be reduced. Therefore, if after Plan Year 2014, the total number of Deferred Equity Units that you have acquired (together with this Award and Deferred Equity Units otherwise granted to you in respect of the 2013 Plan Year) exceeds your Maximum Unit Allocation, you will forfeit the number of Deferred Equity Units from this Award that is necessary to reduce your total Deferred Equity Units to your Maximum Unit Allocation.

You hereby acknowledge items II.9, 11, 14, 15, 20 and 21 of your Deferral Election Form under the Plan, which are incorporated herein by reference and made a part of this letter as if set forth herein in full.

In consideration of the Award, you hereby consent to the amendments to the Plan and Limited Liability Company Agreement (the “LLC Agreement”) of WMG Management Holdings, LLC that are set forth in the attached Exhibits A and B (the “Amendments”).

In order to evidence your acceptance of this award, you must sign the signature page to this letter and return it to me by 5:00pm EST on December     , 2013, by email to              or by fax to             . If you do not accept this award by such date, your grant will be forfeited and will be considered null and void and of no further force and effect.

If you have any questions about this award, feel free to call me at              or email me at             .

Sincerely,

Mark Ansorge Executive Vice President, Human Resources & Chief Compliance Officer

Acknowledged and agreed to by:

[Employee Name]

2